Exhibit 99.1

Employers Holdings, Inc. Appoints John M. de Figueiredo to Board of Directors

RENO, Nev. March 21, 2019 - Employers Holdings, Inc., (NYSE: EIG) today announced the appointment of John M. de Figueiredo to the Board of Directors, effective April 1, 2019.
“We are very excited to welcome John de Figueiredo to the Employers Board,” said Douglas D. Dirks, President and Chief Executive Officer of Employers Holdings, Inc. “John brings a wealth of knowledge, research, and expertise in areas of competitive strategy, disruptive and incremental innovation, strategy implementation and organizational change, data analytics, and corporate regulatory and political strategy. We will benefit greatly from John’s insights and look forward to his contributions to our Board.”
João (John) de Figueiredo, 53, is currently the Russell M. Robinson II Professor of Law, Strategy, and Economics at the Duke University Law School and Fuqua School of Business. Prior to joining Duke, Dr. de Figueiredo held faculty positions at the UCLA Anderson School of Management, UCLA Law School, and the MIT Sloan School of Management. He has also served as a strategic management consultant at Monitor Company. His research specializes in business and innovation strategies in regulated industries. His scholarly articles, papers, and reviews on strategy, innovation, economics, and business-government interactions have appeared in numerous scholarly and management journals in a variety of disciplines. Dr. de Figueiredo received a Ph.D. in Business and Public Policy from the University of California, Berkeley, an M.Sc. degree in Economics from the London School of Economics, and an A.B. degree from Harvard University, and he has been a Research Associate with the National Bureau of Economic Research since 2007.

About Employers Holdings, Inc.
Employers Holdings, Inc. (NYSE:EIG) is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select small businesses engaged in low-to-medium hazard industries. The company, through its subsidiaries, operates in 45 states and the District of Columbia. Insurance is offered by Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company. Additional information can be found at: www.employers.com.

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Employers Holdings, Inc.
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Mike Paquette (775) 327-2562
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